MININGCO.COM, INC.
                        FORM OF STOCK ISSUANCE AGREEMENT

            AGREEMENT made as of this day of 19__, by and among MiningCo.com, Inc., a Delaware corporation and _______________________, Participant in the Corporation's 1998 Stock Option/Stock Issuance Plan.

            All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.

      A. PURCHASE OF SHARES

            1. Purchase. Participant hereby purchases shares of Common Stock (the "Purchased Shares") pursuant to the provisions of the Stock Issuance Program at the purchase price of $______ per share (the "Purchase Price").

            2. Payment. Concurrently with the delivery of this Agreement to the Corporation, Participant shall pay the Purchase Price for the Purchased Shares in cash or check payable to the Corporation and shall deliver a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) with respect to the Purchased Shares.

            3. Escrow. The Corporation shall have the right to hold the Purchased Shares in escrow until those shares have vested in accordance with the Vesting Schedule.

            4. Stockholder Rights. Until such time as the Corporation exercises the Repurchase Right, Participant (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares, subject, however, to the transfer restrictions of Article B.

      B. TRANSFER RESTRICTIONS

            1. Restriction on Transfer. Except for any Permitted Transfer, Participant shall not transfer, assign, encumber or otherwise dispose of any of the Purchased Shares which are subject to the Repurchase Right

            2. Transferee Obligations. Each person (other than the Corporation) to whom the Purchased Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Repurchase Right.

            3. Restrictive Legend. The stock certificates for the Purchased Shares shall be endorsed with the following restrictive legend:

      "The shares represented by this certificate are unvested and are subject to certain repurchase rights and rights of first refusal granted to the Corporation and accordingly may not be sold,

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assigned, transferred, encumbered, or in any manner disposed of except in conformity with the terms of a written agreement dated , 199 between the Corporation and the registered holder of the shares (or the predecessor in interest to the shares). A copy of such agreement is maintained at the Corporation's principal corporate offices."

      C. REPURCHASE RIGHT

            1. Grant. The Corporation is hereby granted the right (the "Repurchase Right"), exercisable at any time during the ninety (90)-day period following the date Participant ceases for any reason to remain in Service, to repurchase at the Purchase Price all or any portion of the Purchased Shares in which Participant is not, at the time of his or her cessation of Service, vested in accordance with the Vesting Schedule (such shares to be hereinafter referred to as the "Unvested Shares").

            2. Exercise of the Repurchase Right. The Repurchase Right shall be exercisable by written notice delivered to each Owner of the Unvested Shares prior to the expiration of the ninety (90)-day exercise period. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice. The certificates representing the Unvested Shares to be repurchased shall be delivered to the Corporation prior to the close of business on the date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Corporation shall pay to Owner, in cash or cash equivalents (including the cancellation of any purchase-money indebtedness), an amount equal to the Purchase Price previously paid for the Unvested Shares which are to be repurchased from Owner.

            3. Termination of the Repurchase Right. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Paragraph C.2. In addition, the Repurchase Right shall terminate and cease to be exercisable with respect to any and all Purchased Shares in which Participant vests in accordance with the following Vesting Schedule:

                  (i) Upon Participant's completion of one (1) year of Service measured from ______________, 199__, Participant shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, twenty-five percent (25%) of the Purchased Shares.

                  (ii) Participant shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, the remaining Purchased Shares in a series of successive equal monthly installments upon Participant's completion of each additional month of Service over the thirty-six (36)-month period measured from the initial vesting date under subparagraph (i) above.

            4. Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Purchased Shares shall be immediately subject to the Repurchase Right and any escrow requirements hereunder, but only to the extent the


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

Purchased Shares are at the time covered by such right or escrow requirements. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Purchased Shares subject to this Agreement and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such Recapitalization upon the Corporation's capital structure; provided, however, that the aggregate purchase price shall remain the same.

            5. Change in Control.

                  (a) Immediately prior to the consummation of any Change in Control, the Repurchase Right shall automatically lapse in its entirety, except to the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) or otherwise continues in full force and effect pursuant to the terms of the Change in Control.

                  (b) To the extent the Repurchase Right remains in effect following a Change in Control, such right shall apply to the new capital stock or other property (including any cash payments) received in exchange for the Purchased Shares in consummation of the Change in Control, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise of the Repurchase Right to reflect the effect of the Change in Control upon the Corporation's capital structure; provided, however, that the aggregate purchase price shall remain the same. Any capital stock or other property (including cash payments) issued or distributed with respect to the Purchased Shares may be held in escrow.

                  (c) The Repurchase Right may also be subject to termination in whole or in part on an accelerated basis, and the Purchased Shares subject to immediate vesting, in accordance with the terms of any special Addendum attached to this Agreement.

      D. SPECIAL TAX ELECTION

            1. Section 83(b) Election . Under Code Section 83, the excess of the fair market value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Purchase Price paid for such shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Corporation to repurchase the Purchased Shares pursuant to the Repurchase Right. Participant may elect under Code Section 83(b) to be taxed at the time the Purchased Shares are acquired, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. Even if the fair market value of the Purchased Shares on the date of this Agreement equals the Purchase Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. THE FORM FOR MAKING THIS ELECTION IS ATTACHED AS EXHIBIT III HERETO. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY
(30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME AS THE FORFEITURE RESTRICTIONS LAPSE.


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

            2. FILING RESPONSIBILITY. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT'S SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.

      E. GENERAL PROVISIONS

            1. Assignment. The Corporation may assign the Repurchase Right to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

            2. No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant's Service at any time for any reason, with or without cause.

            3. Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

            4. No Waiver. The failure of the Corporation in any instance to exercise the Repurchase Right or the First Refusal Right shall not constitute a waiver of any other repurchase rights and/or rights of first refusal that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Participant. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

            5. Cancellation of Shares. If the Corporation shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Corporation shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

            6. Participant Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions


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

imposed on either Participant or the Purchased Shares pursuant to the provisions of this Agreement.

            7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without resort to that State's conflict-of-laws rules.

            8. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant, Participant's assigns and the legal representatives, heirs and legatees of Participant's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.


                              MININGCO.COM, INC.

                              By:
                                 ------------------------------------
                              Title:
                                    ---------------------------------
                              Address:
                                      -------------------------------

                              ---------------------------------------


                              ---------------------------------------
                              PARTICIPANT

                              Address:
                                      -------------------------------

                              ---------------------------------------


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

                                    EXHIBIT I
                      ASSIGNMENT SEPARATE FROM CERTIFICATE

            FOR VALUE RECEIVED __________________ hereby sell(s), assign(s) and transfer(s) unto MiningCo.com, Inc. (the "Corporation"), _______________________ (___________) shares of the Common Stock of the Corporation standing in his or her name on the books of the Corporation represented by Certificate No. herewith and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:
      -------------

                                         Signature
                                                  ------------------------------

Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Corporation to exercise the Repurchase Right without requiring additional signatures on the part of Participant.


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

                                   EXHIBIT II

                           SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)   The taxpayer who performed the services is:

      Name:
      Address:
      Taxpayer Ident. No.:

(2) The property with respect to which the election is being made is shares of the common stock of MiningCo.com, Inc.

(3)   The property was issued on __________, 199__.

(4) The taxable year in which the election is being made is the calendar year 199__.

(5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's service with the issuer terminates. The issuer's repurchase right lapses in a series of installments over a _____________-year period ending on _________, 200__.

(6) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(7)   The amount paid for such property is $________________ per share.

(8) A copy of this statement was furnished to MiningCo.com, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(9)   This statement is executed on ________________________, 199__.


--------------------------------------------------------------------------------
Spouse (if any)               Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Issuance Agreement. This filing should be made by registered or certified mail, return receipt requested. Participant must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.


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

                                    APPENDIX

            The following definitions shall be in effect under the Agreement:

            A. Agreement shall mean this Stock Issuance Agreement.

            B. Board shall mean the Corporation's Board of Directors.

            C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

      (i) a merger, consolidation or reorganization approved by the Corporation's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction,

      (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Corporation's assets, or

      (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board recommend such stockholders to accept.

            D. Code shall mean the Internal Revenue Code of 1986, as amended.

            E. Common Stock shall mean the Corporation's common stock.

            F. Corporation shall mean MiningCo.com, Inc., a New York corporation.

            G. Fair Market Value of a share of Common Stock on any relevant date prior to an initial public offering of the Common Stock shall be determined by the Plan Administrator after taking into account such factors as it shall deem appropriate.

            H. Involuntary Termination shall mean the termination of Participant's Service which occurs by reason of:


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

                  (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                  (ii) Participant's voluntary resignation following (A) a change in Participant's position with the Corporation which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

            I. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any intentional wrongdoing by Participant, whether by omission or commission, which adversely affects the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not limit the grounds for the dismissal or discharge of Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary).

            J. Owner shall mean Participant and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Participant.

            K. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            L. Participant shall mean the person to whom shares are issued under the Stock Issuance Program.

            M. Permitted Transfer shall mean (i) a gratuitous transfer of the Purchased Shares, provided and only if Participant obtains the Corporation's prior written consent to such transfer, (ii) a transfer of title to the Purchased Shares effected pursuant to Participant's will or the laws of intestate succession following Participant's death or (iii) a transfer to the Corporation in pledge as security for any purchase-money indebtedness incurred by Participant in connection with the acquisition of the Purchased Shares.

            N. Plan shall mean the Corporation's 1998 Stock Option/Stock Issuance Plan.

            O. Plan Administrator shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for administration of the Plan.


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

            P. Purchase Price shall have the meaning assigned to such term in Paragraph A.1.

            Q. Purchased Shares shall have the meaning assigned to such term in Paragraph A.1.

            R. Recapitalization shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration.

            S. Repurchase Right shall mean the right granted to the Corporation in accordance with Article C.

            T. SEC shall mean the Securities and Exchange Commission.

            U. Service shall mean the Participant's performance of services to the Corporation (or any Parent or Subsidiary) in the capacity of an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, a non-employee member of the board of directors or a consultant or independent advisor.

            V. Stock Issuance Program shall mean the Stock Issuance Program under the Plan.

            W. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            X. Vesting Schedule shall mean the vesting schedule specified in Paragraph D.3, subject to the acceleration provisions upon an Involuntary Termination following a Change in Control.

            Y. Unvested Shares shall have the meaning assigned to such term in Paragraph D.1.


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